Exhibit 5.2

February 23, 2023

Tronox Holdings plc
263 Tresser Boulevard, Suite 1100
Stamford, Connecticut 06901

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Tronox Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s registration statement on Form S-3 (including the documents incorporated by reference therein but excluding Exhibit 25.1, the “Registration Statement”) filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale from time to time, together or separately and in one or more series (if applicable), of (i) shares of the Company’s ordinary shares, par value $0.01 per share (the “Ordinary Shares”); (ii) shares of the Company’s preference shares, par value $0.01 per share (the “Preference Shares”); and (iii) debt securities of the Company (the “Debt Securities”). The Ordinary Shares, the Preference Shares and the Debt Securities are referred to herein collectively as the “Securities.”

The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on an immediate, continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

The Debt Securities may be issued pursuant to an indenture dated as of April 24, 2020 (the “Base Indenture,” and as may be amended or supplemented, the “Indenture”) between the Company and Wilmington Trust, National Association, as trustee.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement; and

Tronox Holdings plc, p. 2

(b)	an executed copy of the Base Indenture, including the form of Debt Security, filed as an exhibit to the Registration Statement.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Debt Securities, will satisfy, those legal and organizational requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, (b) we have assumed that at the time of the issuance, sale and delivery of the Debt Securities, any prior authorization thereof by the Company will not have been modified or rescinded and there will not have occurred any change in law affecting the validity, binding effect and enforceability of such Debt Securities, (c) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (d) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

In rendering the opinion expressed above, we have further assumed that (i) prior to the issuance of the Debt Securities, the Company will authorize the offering and issuance of such Debt Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the related prospectus and accompanying prospectus supplement describing the Debt Securities and to the terms of the Indenture or other agreement governing such Debt Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (ii) prior to the issuance of the Debt Securities, the Company will have duly authorized, executed and delivered any applicable Indenture or other agreement or document necessary with respect to or governing such Debt Securities or contemplated by such Debt Securities, and will take any other appropriate additional corporate action; (iii) any instruments evidencing the Debt Securities and any agreement governing the Debt Securities will be governed by the law of the State of New York; (iv) the Debt Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Debt Securities and any agreement governing those Debt Securities and in the manner contemplated by the Registration Statement and the related prospectus and accompanying prospectus supplement describing the Debt Securities and the offering thereof; (v) the Debt Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto; and (vi) if issued in certificated form, certificates representing the Debt Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated and countersigned, and if issued in book-entry form, the Debt Securities will be duly registered to the extent required by any applicable agreement.

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In addition, in rendering the opinion above, we have assumed that, with respect to any Debt Security or Indenture that includes any alternative or additional terms that are not specified in the Base Indenture and form of Debt Security examined by us, such inclusion would not cause such Debt Security not to be valid, binding or enforceable.

In rendering the opinion above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at original issue discount, an aggregate issue price) of $2,500,000 or more.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Debt Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. §1332 does not exist.

We note that any designation in the Debt Securities or any applicable agreement governing those Debt Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Debt Securities or agreement (notwithstanding any waiver thereof) is subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

With respect to our opinion expressed above as it relates to Debt Securities denominated in a currency other than U.S. dollars, we note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Debt Securities or applicable agreement governing those Debt Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the law of the State of New York.

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We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Debt Securities, and to the use of this opinion letter as a part (Exhibit 5.2) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,
CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Helena K. Grannis
Helena K. Grannis, a Partner